Exhibit 99.1

MKS INSTRUMENTS, INC

NEWPORT ACQUISITION CONFERENCE CALL

Transcribed:  Tuesday, February 23, 2016.

>> Good day ladies and gentlemen and welcome to the MKS Instruments Acquire Newport Corporation Conference Call.  At this time all participants are in listen-only mode.  Later we will conduct a question and answer session and instructions will follow at that time.  If anyone should require operator assistance, please press star and then zero on your telephone key pad.  As a reminder, this conference call may be recorded.  I would now like to turn the call over to Seth Bagshaw, Vice President and Chief Financial Officer.  Please go ahead sir.

>> SETH BAGSHAW: Thank you.

Good morning everyone. I am Seth Bagshaw, Vice President and Chief Financial Officer and I am joined this morning by Jerry Colella, our Chief Executive Officer and President, John Lee, Senior Vice President of Business Units at MKS, and Bob Phillippy, Chief Executive Officer and President of Newport Corporation.

Earlier today, MKS Instruments issued a press release announcing our agreement to acquire Newport Corporation. You may obtain a copy of this press release and the slide presentation that we will be referring to on today’s call on our web site, www.mksinstruments.com.  This call is being webcast live and a replay will be available on the investor relations section of our website.

As a reminder, various remarks that we make about future expectations, plans and prospects for MKS comprise forward-looking statements. Actual results may differ materially from those indicated by these statements as a result of various important factors, including those discussed in this morning’s press release and in the Company’s most recent annual report on Form 10-K, and most recent quarterly report on Form 10-Q which are on file with the SEC. These statements represent the Company’s expectations only as of today and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to today and the Company specifically disclaims any obligation to update these statements.

Now, I’ll turn the call over to Jerry to describe the combination.

>>JERRY COLELLA:

Thanks, Seth. Good morning everyone, and thank you for joining us on the call today.

We are very excited to be announcing this morning that we have entered into an agreement to acquire Newport Corporation.  The combination of MKS Instruments and Newport will create a leading provider of critical components and subsystems for a diverse set of end markets, each with a common need for highly precise technology enabling solutions.  This acquisition is consistent with our strategy to pursue sustained profitable growth by expanding into adjacent markets while increasing our addressable market in our core semiconductor business.  Our shared customer requirements and complementary technologies together with our increased scale will enable us to lead in our served markets, and deliver innovative and cost-effective solutions for our customers.

During this call, I will be referencing a slide presentation posted on our web site; www.mksinstruments.com

Now, please turn to slide 4;

We believe this combination benefits our investors in many different ways.  First, Newport brings leading technology that serves common markets with complementary customer solutions.  Second, it’s an engine for growth as it expands MKS’ served addressable market by $4.8 billion. It allows us to strengthen our presence in strategic markets including industrial, research and life sciences, by leveraging our combined sales channels.  Finally, this is an attractive financial transaction that we expect to be accretive to Non-GAAP earnings and free cash flow in the first 12 months following the closing.

Please turn to the next slide.

MKS and Newport each have a long history of delivering innovative technology solutions to customers around the world.  We both have strong leadership in process control technologies and both have a global presence which allows us to be close to our customers.  The combined companies will create a technology leader with proforma annual research and development spending of over $125 million and more than 700 research and development employees dedicated to product development.  We will have a broad technology portfolio supported by over 600 patents. The increased critical mass in product development will further position us to accelerate the introduction of future critical technologies to address and solve increasingly complex customer requirements.

Turning to slide 6;

For some of you who might be unfamiliar with Newport, let me provide a brief overview of the company.  Newport is a globally recognized technology leader in photonics, lasers, and precision optics and it has held that position for a long time.  Newport has a broad technology portfolio, from components to integrated subsystems.  They have a balanced participation in a wide array of end markets, ranging from semiconductor to life and health sciences, which will both expand MKS’ position in our existing markets and extend our reach into new markets and applications.

I have also had the pleasure of meeting with many members of the senior management team of Newport under Bob’s leadership and have been impressed with the strong dedication to supporting customers coupled with deep product and market knowledge.

Now, let me turn the call over to John Lee to discuss more about the technological capabilities that we will be bringing together in this combination.

>>JOHN LEE:

Thanks, Jerry and good morning everyone.

Please turn to slide 7;

The combination of MKS and Newport provides for a technological powerhouse characterized by complementary capabilities and approach to similar markets.   Both Companies provide critical components and integrated solutions and offer enabling technologies to solve complex customer problems. We each benefit from a strong gross margin profile, which reflects the high value that our customers place on our products.

The impact of the technologies and capabilities MKS and Newport have brought to market are broad and significant.  In fact, we believe virtually every semiconductor chip made in the world is touched by MKS and Newport.

Moving to slide 8;

Newport also provides significant growth potential opportunities and immediately expands our SAM by almost $5 billion.  For example, the addition of Newport’s semiconductor business will expand our semi equipment revenue by $150 million and related SAM by $1.3 billion. This gives MKS entry into lithography and inspection markets, adjacent to our worldwide leading position in front end wafer processing.

Our revenue and SAM outside of the semiconductor market will also increase by $450 million and $3.5 billion, respectively, as we increase our critical mass in the industrial, research and life sciences markets.

As our customers consolidate, they are increasingly seeking strategic technology providers with a global footprint who can deliver a wide array of innovative solutions.  We believe our expanded product portfolio from this combination will position us very well to grow revenue with key customers.  Over time, we expect to further leverage our complementary capabilities by introducing integrated products which is one of MKS’ core capabilities.  An example is MKS’ FTIR product line, which combines efficient gas handling technology with a highly advanced optical subsystem to detect chemical composition in real-time.

Turning to slide 9;

The addition of Newport will further lead to an improved end-market balance for the combined company.  We will increase our industrial revenue significantly and nearly double our life sciences revenue.  While we remain highly committed to our semiconductor markets with increased revenues and SAM expansion, the portion of revenue in these markets will be approximately 50% on a combined basis, as compared to close to 70% on a standalone basis.

We believe this improved balance will, in-turn, result in less cyclicality in our revenues.

Now, I would like to turn the call back to Seth to review the financial details of the combination.

>>SETH BAGSHAW:

Thank you, John. Let me go through some of the financial highlights of the transaction.

Please turn to slide 10;

As noted in the press release issued this morning, MKS Instruments announced an agreement to acquire Newport for $23 per share in an all cash transaction valued at approximately $980 million.

We expect to generate annualized cost synergies of $35 million within 18 to 36 months of closing the transaction, driven by both synergies in cost of goods sold from our combined operating scale as well as operating expense synergies, including redundant public company expenses.

We expect the transaction to be accretive to both Non-GAAP EPS and free cash flow in the first 12 months after closing.  MKS will finance the transaction with available cash on hand and up to $800 million in committed debt financing which will have no financial maintenance covenants.  In addition, we have secured a commitment for a $50 million asset based revolver to fund future working capital requirements, as needed.

The transaction, which has already been approved by the Board of Directors of both companies, is subject to customary closing conditions, including regulatory approvals and Newport stockholder approval, and is expected to close in the second quarter of 2016.

Moving to slide 11;

MKS Instruments intends to fund the transaction with approximately $250 million in cash on hand and up to $800 million in committed debt financing.

We are committed to having a robust capital structure and the combined company will have a strong balance sheet, with combined pro forma net cash and investments at December 31, 2015 of approximately $425 million, resulting in projected pro forma leverage defined as debt to Adjusted EBITDA of 2.8 times and pro forma net leverage of 1.3 times.  Actual leverage ratios will depend upon the actual timing of the closing.

MKS intends to manage the combined capital structure to reduce indebtedness.

Additionally, this transaction does not impact our ability to continue quarterly dividend payments.

Turning to slide 12;

As we have consistently demonstrated, MKS has a strong track record of improving its profitability while increasing investments in areas that will continue to drive our long term growth objectives.

Since 2013, we have improved our target operating model 5 times and our target operating model Non-GAAP Earnings per share has increased by almost 50%.  Some of the actions we have taken include leveraging additional low cost country sourcing, driving additional tax planning opportunities, and creating infrastructure savings by consolidating neighboring sites, while reinvesting a portion of these savings into strategic growth opportunities.

We have acquired and successfully integrated over 15 companies since we became a public company.  We are very excited about this opportunity and look forward to working closely with the Newport team to build a strong combined, growing business for the long term.

At this point, I would like to ask Bob Phillippy, Chief Executive Officer and President of Newport to provide some remarks on his perspective of the combination of our two companies.

>>ROBERT PHILLIPPY:

Thanks, Seth. Before concluding remarks and Q&A, let me add a few comments from Newport’s perspective.

As Jerry mentioned earlier in the call, Newport has an industry leading market position, a differentiated product portfolio, and deep technology expertise in the business of harnessing light for practical applications.  We have a global footprint and strong and enduring customer relationships in a broad range of applications across a diverse set of markets.  We’ve worked hard for almost 50 years to establish a reputation for innovation, operational excellence, financial discipline, and being a great place to work.  I am proud of the Newport team for building such an excellent company and thank them for their hard work, dedication and passion for our business.

However, Newport’s journey is far from over.  Today’s news is particularly exciting, because we believe that this transaction represents a great outcome for all of Newport’s stakeholders.  For our customers, it creates a combined company with an unmatched portfolio of innovative solutions to improve their productivity.  Our employees will benefit from the exciting opportunities created by the complementary nature of the two companies’ technologies, expanded customer base and shared values.  And for our shareholders, this transaction provides a compelling premium over our current share price.  We are excited to join the MKS Instruments team, and look forward to working closely with them to ensure a smooth transition.

>>JERRY COLELLA:

Thank you, Bob.

We believe this is a transformational combination, which will drive value for all stakeholders.

For investors, there is significant opportunity to benefit from a transaction that we expect to offer near-term financial upside, as well as longer-term benefits from synergies. It also expands our SAM considerably and positions the combined Company for continued long-term success.

For customers, the combination of these two companies creates an innovation leader in process control technology.  It positions MKS as a natural partner for our customers whose technological needs are becoming increasingly complex.  We will have the skills, technologies and product capabilities to deliver innovative and cost-effective solutions.  We will also have an expanded global presence in manufacturing, applications, support and service.

Our combined worldwide employee team will benefit from a range of opportunities to work at an innovation powerhouse.  This is a unique chance to work on our markets most cutting edge and complex challenges.

We believe the proposed transaction offers compelling long-term value to shareholders, customers, and employees.  I truly believe this is a great next step for both companies and look forward to working closely with Bob, his team and Newport employees.

And, with that, we would be happy to take your questions.

>> Ladies and gentlemen, if you have a question at this time please press star and then one on your telephone key pad.  If your question has been answered or if you would like to remove yourself from the queue, please press the pound key.  Our first question comes from Tom with D.A. Davidson.  Your line is open.

>> Yes, good morning.  A couple questions on Newport.  So I guess first is there any product overlap between the companies?

>> Not really.  There’s complementary technologies that participate in inspection, advanced packaging, but there’s not a lot of product overlap.  But there’s some synergies for longer-integrated solutions.

>> Tom, it’s Seth.  We’re not direct competitors.  If that’s the question, as well.

>> Okay, it looks like Newport does a lot of work in the laser or optics market.  What is the potential growth or projected growth in that market right now?

>> Well, you know, given the fact that we’re in the process of trying to complete the acquisition, we’re really not at a place to be able to comment on it.  But I will tell you, you know, we’ve had a pretty good track rate at MKS of our compounded annual growth rate. And we would expect to have the same level of accomplishment.  But we can’t really comment specifically right now, Tom.  But we will over time.

>> Okay.  And maybe on the valuation side, Seth, how does the valuation of this acquisition compare to the other 15 that you’ve made in recent years?

>> I think, Tom, this is compelling in terms of valuation.  As we look at the return on invested capital over a period of time, this is hitting that sweet spot.  We’re happy with the valuation.  The synergies are comparable.  And we think it’s good for shareholders going forward.

>> Okay.  And then finally, if you look at the margin structure, you’re fairly similar on the growth margin side, but you guys are about twice as high on the operating side.  Is there anything inherent in the types of markets that they serve that would be a lower operating margin, or is it just efficiencies and scale?

>> Yeah, this is Bob.  I think there’s plenty of opportunity for margin expansion via the combination of the companies.  The way I view it is because of the adjacency of the technology and the product portfolio and the synergies with selected customers, I think that there are some operating expenses that can clearly become more streamlined as a part of the combination.

Secondly, if you take a look at Newport’s piece of the portfolio, 2015 was a year in which we were doing some streamlining on our own behalf.  And we’re about at the tail end of that now.  And so I think there’s some operating margin upside on the Newport side just independent of that.  So I think the combination will be quite, quite pleasing.  And you know, one of the things that we are also experts in at MKS is supply chain management and long-term contracting and procurement.  So the cost of materials for both companies is a large part of the cost of goods sold.  So we will take the same professional approach to supply chain management, long-term contracting, and extracting value from the cost of materials, which will provide an upside to both combined companies.

>> Great, thank you.

>> Thank you.  Our next question comes from the line of Patrick Hoats, Nicholas.  Your line is open.

>> Thank you very much.  And congratulations this morning on the deal.  Jerry, first on the revenue synergies side, the comments you’ve made, given that you’re expanding into the litho side on the semi side, is more of that revenue synergy coming from the industrial and life sciences end, or do you believe you can still get revenue synergies on the semi side, as well?

>> I think it’s a combination of all, Patrick, of all sides.  We as a company, MKS, the original MKS as we were, had wanted to find ourselves into the advanced packaging side of the business.  We’ve already been involved in some part away from the front end.  So we believe that is opportunity longer term in the semi-side.  You know, LAM is a very large customer of ours and we know Bob and Newport would like to have a better relationship there.  We look forward to KLA and ASML and the relationship that Newport has.  So leveraging the relationship and the combination of the technology that we have, and the infrastructure.  We’re excited about the semiconductor growth opportunity.  We’re still a semi company.  But along with that, looking at places like our research, life sciences defense, industrial, we still think there’s an opportunity for expansion with the portfolio.  And this allows us to take combinations of technology that we didn’t have before and look at things like analytical instruments and other forms of industrial technology as we see it today to seek further growth.  We’re still semi, but we have other nice places to go that are concentrated that we could benefit from.  We’re excited about all of it.  It gives us a critical mass in the other markets to pursue them even more aggressively.  So rather than being a third in these spaces, now we’re 50%.

And we will not dilute our attention in the core semi market and the customers who have built this great company, that allow us a greater footprint and more strength to attack the other combined substantial markets.

>> Great.  That’s really helpful.

And Jerry, maybe as a followup question, my view is the industry continues to need to grow in scale and leverage itself up in terms of, you know, growth and accelerating the growth for shareholder return.  Looking on the cost side, you talked about supply chain management procurement, things of that nature.  I know it’s early on, but do you see opportunities where, you know, now as a greater scale company you can leverage some of that advantage on top of your managers in terms of the supply chain management and procurement aspect?

>> Oh, yeah.  There’s no question about it.

And you know one of the things that I think that MKS has prided itself on is the concentration of spend.  I came to MKS as the director of procurement a long time ago when we were a small company.  And from day one with that small spend back in 1983, we were able to contract in such a way to benefit the margin profile of the company.  And we’ve continued to evolve the professional way that we’ve dealt with and contracted with supply chain.  I’m not necessarily saying that it’s not been as professional as Newport, but I know that’s a strength that we have leveraged since day one when I came to the company.  And the team I have now is doing an even better job than we did back in the day.  And then there’s things like public company cost and facilities.  And other things that I think we would be open to looking at.  And I think the thing that hopefully that our investors and people who follow the company see is that over the last couple of years, we’ve made some tremendous progress in the operating model while growing the company and investing in things like strategic marketing and business development, and research and development, and technical localization, and expanding our footprint in Asia.  So we will find ways to continue to improve the operating capabilities of the company, the financial components of the company.  It will come through a number of different things, while not damaging the brand or impacting the employees in an adverse way.

>> Great.  Thank you very much and congrats.

>> Thanks, Patrick.

>> Thanks.

>> Our next question comes from the line of Patrick Newton with Stifel.  Your line is open.  If your line is muted, please unmute.

Our next question comes from the line of Mark Miller with the Benchmark Company.  Your line is open.

>> Congratulations on the deal.  I just wondering, could you estimate what percent of common customers you have between the two firms?

>> Well, it’s a relatively modest.  But the largest customers are fairly common.  We have over 4,000 customers at MKS.  I’m not sure how many Bob has.  That many, as well.

>> Mark, as you know, our customer base is broad, as well.  But when you look at the top and you cut across the top ten or so, several of them are common.  And there are some significant relationships which I believe can help both companies in combination.

>> But you know one of the things that I think we’ve strengthened our position with the last number of years with the end users, and there are some customers that may not be common today, but they will be common in a very short period of time given the relationships that we’ve built over the years with both the OEMs and the end users, but the big ones are common.  Just different levels of business that we do with each other, which means there’s an opportunity for both companies to see leveraging those relationships.

>> Do you have similar way to selling into each of your customers, or do you have some differences in how you market to your customers?

>> Well both companies have key accounts which have a strategic bent to the organization.  Then we have sales and management teams or distributions or distributors or reps.  So the sales channels are I guess relatively consistent.  And then we can see how we can cross sell among the channels and consolidation of those.  But the primary vehicle is key accounts and then direct sales force primarily, and then some combination of distribution and representatives where necessary.

>> And finally —

>> One of the things, Mark, just to follow that point, one of the things that I think is worth pointing out.  In slide seven in the presentation, it covers it very well.

And that is the products and technologies are adjacent.  But the customer engagement model and operations process model in very many respects is similar.  And the idea here is that MKS has a great deal of expertise in controlling pressure, flow, composition, and gas.  Newport has the same capabilities and technologies for the generation and harnesses of light.  A lot of commonalities and parallels with the customer engagement model that I think is leverageable.

>> And a follow up for me —

>> Sorry.

>> No —

>> One note to take away from here.  Every chip in the world is made using both company’s equipment.  Every chip in the world is made using both companies’ equipment.  That’s a very salient point to remember.

>> And I was just wondering if you could give us a little more color.  You said it gives you greater access into the litho market.  Can you give us greater color into the dynamics of that.

>> John, do you want to take that?

>> Yeah.  This is John.  Certainly Newport has developed a lot of high-value solutions for companies in the litho market.  And MKS, we’ve really only started participating because it has vacuum.  But I think there are a lot of other areas where there’s a combination of a subsystem expertise along with a vacuum expertise can solve some of the toughest challenges in litho going forward.

>> Thank you.

>> Thank you.

>> Thank you, ladies and gentlemen, as a reminder , if you do have a question please press star and then one on your telephone key pad.  Our next question comes from the line of Rob Crystal with Goldman Sachs.  Your line is open.

>> Hey guys.  Congratulations.  Just a quick question.  Can you refresh us on Granville Phillips a year or so or 18 months later.  How did you do relative your to your expectations on the cost side there?  Just to maybe give us a context of how good you are at taking costs out?

>> Yeah, thanks Rob.  So this is Seth.  We actually exceeded our expectations on that transaction.  So we had relatively, as we said before, modest synergy, you know, announced synergies.

And we actually overachieved that.  And we also had record order rates earlier this year, as well.  So it’s not only on the cost side of growing the top level.  We looked back on the year and a half and we scorecarded that a solid A.

>> And there’s more to do in that area, as well, Rob.  More to come.

>> And as I recall some of the success of Granville Phillips was taking some of their work or products to Korea.  Other opportunities.  Certain geographies where you have strength where you think Newport was underrepresented or vice versa.

>> You mean Granville.

>> Well, with Granville you did that.  And then is there a similar opportunity at Newport?

>> Well I believe there is.  I think that we think one of the things that Newport has is a tremendous reputation.  Bob has been a great leader and a strong customer advocate.  He will open up doors where we have transactional relationships right now for MKS and we will do the same for Newport.  We have tremendous relationships with both the OEMs and the end users.  And I think the opportunity to bring the Newport team into those discussions is tremendous.  And I’m look forward to Bob helping us spend time with his biggest customers like ASML and KLA where they’re transactional and we enjoy the business, but maybe not as strategic as we would like them to be.  And remember the KLA Lam merger is an interesting longer term where we think the combined companies should be seen as a compelling resource for their technical road map going forward.  We plan on being a big part of that where we can, where they want us.

>> Great.  Thanks for the time guys.

>> Yeah, no problem.  Thank you.

>> Our next question comes from the line of Patrick Newton.  Your line is open.

>> Yeah, Jerry, John, and Bob.  I hope I resolved the technical issues.  A couple of questions.  One is ahead of the proxy filing, can you walk us through if there was a sales process or competitive bid or any type of auction for the Newport assets?

>> Yeah, I think that will come out on the proxy that will be filed by the Newport corporation.  I can’t really comment on that because it will be filed by the SEC filings.

>> Yep.

Okay, and then John and Jerry I guess understanding that balanced in markets and smooth cycles are a driver of the acquisition.  I’m curious if we look at the segments.  Photonics, optics, and lasers, are these all considered being core to MKS?

>> They are now.  (Laughing) They weren’t before I don’t know midnight or whatever it was.  But everything that comes to be part of the MKS family is core to me and certainly would not have gone through the acquisition if we didn’t think they were.  I don’t mean that jokingly.  They looked core to us when we started the dialogue with Bob and his team.  But we certainly consider them core.  I think we’ve done a good job growing our company.  We’ve had record semiconductor revenue for MKS last year.  And we had another consistent growth, compounded annual growth rate in our non-semi business.  Our other advanced market.  While we were still growing our semiconductor business, we never took our eye off the ball of our other advanced market, which outgrew semi.  And while we’re spending time growing the other advanced markets, we never took the eye off the ball of semiconductor.  I now look at this grouping of products.  We’re going to give it the same love and attention.  And as I said, think I one of the things that I think is a strength of MKS and it goes back many, many years and it precedes me is we really understand how to run a business effectively.  It drives strategy, drives operational execution, financial stewardship of the business, and we’ve only strengthened our ability to look at strategic marketing and business development.  So we will put as much energy into photonics, lasers, and optics as we put into all the rest of our business.  And if you look at our growth rate, it’s external validation that we’ve been pretty effective at it.

>> Great.  Just one more for Bob.  I guess given that historically Newport’s focused use of cash was on acquiring.  You have a pretty long and extensive M&A history.  What drove the company to seek out selling itself?

>> Well, I think as Seth mentioned earlier, the history and circumstances will be provided in the SEC filing.  I think I’ll leave the specific engagement of MKS to that.  But I will comment on the partnership.  And that is that as I’ve got on the know the MKS team, there are a lot of cultural similarities between the two groups.  We’ve both done quite a few acquisitions culturally.  Which I think both groups have plenty of experience and confidence in trying to bring out the strengths of the company that’s been acquired and at the same time learning and providing the kinds of help that the companies are good at and helping to drive improved performance.  And so I think in that sense, I think there’s a good cultural match here and I think it’s going to help both companies be successful as a combination.

>> Great.  Thank you Bob.  Congratulations.  Jerry and John.  Good luck.

>> Thank you.

>> Thanks.

>> Thank you.  Our next question comes from the line of Tom With DA Davidson.  Your line is open.

>> Yeah, thanks.  Maybe a quick followup Seth on the finance team.  With $650 million of cash in short term, why would you look to borrow up to $800 billion.  It seems like $450 million is a lot.

>> Yeah sure, Tom.  What we’ll do in that pro forma model that we outlined, that assumes that we’ll take U.S. cash only and not repatriate.  So that’s going to hike it to 250 as a starting point.  $800 million is a committed financing and it obviously depends on the working capital requirements.  So we have the closing date and the output financing transaction.  And our expectation is we’ll borrow less than that.  We have committed financing to more than cover the expectation that we have.  We expect to be below that.  And last of all, we do have we think some opportunity post transaction to potentially repatriate some of our cash offshore at a very cost effective fashion.  And that’s not in the numbers I gave, you know, in the prepared remarks.  But that’s an opportunity going forward.  But fundamentally, we’ll use the U.S. cash.  Not repatriate.  And the value of the financing is a high water mark to give us value on the transaction.

>> Okay.  And what is the rough estimate of the interest rate you would get on that?

>> Yeah, it will vary depending on the actual conditions we close the transaction.  But it’s a Libor-based expectation.  Borrowing probably right now at today’s market somewhere in the 5.75-6% range is our expectation.  But it really depends the ultimate conditions when we close and fund the transaction.

>> Okay.

And then finally, would there be any tax implications.  Any NOLs or anything else that impacts the long-term tax rate?

>> No.  Not that I’m aware of.  In fact, I think the upside for us as we mentioned before is we can repatriate some of our off shore trapped cash through a post-deal structure.  I’ll say I think it’s an advantage for us going forward.  It wouldn’t necessarily affect the tax rate, but it would allow us to access cash that we couldn’t necessarily do on our own today.

>> Great.  Okay.  Thank you.

>> Thanks Tom.

>> Thank you.

>> Thank you.  That does conclude today’s question and answer session.  I would like to turn the call back to Jerry Coella for closing remarks.

>> Well thank you everyone for participating in the call today.  We appreciate everyone’s interest in the combined company.  And we’re really, really looking forward to the future success of two great companies together and we hope you get to watch us over the next number of years and see how well the company is going to perform.  So thank you again for joining us again today.

>> Ladies and gentlemen, thank you for participating in today’s conference.  This does conclude the program.  You may all disconnect.  Everyone have a great day!

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Newport Corporation (“Newport”) plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the Merger.  Additionally, Newport will file other relevant materials with the SEC in connection with the Merger.  The Proxy Statement will contain important information about MKS Instruments, Inc. (“MKS”), Merger Sub, Newport, the Merger and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by MKS and Newport through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Newport by contacting Chris Toth at 949-331-0337.

MKS and Newport, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Newport in respect of the transactions contemplated by the Merger Agreement.  Information regarding MKS’ directors and executive officers is contained in MKS’ Form 10-K for the year ended December 31, 2014 and its proxy statement dated March 13, 2015, which are filed with the SEC.  Information regarding Newport’s directors and executive officers is contained in Newport’s Form 10-K for the year ended January 3, 2015 and its proxy statement dated April 8, 2015, which are filed with the SEC.  To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in the 2015 proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement to be filed by Newport and other relevant materials to be filed with the SEC when they become available.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between MKS and Newport, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company  and any other statements about MKS or Newport managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “will,” “projects,” “intends,” “believes,” “plans,” “anticipates,” “expects,” “estimates”, “forecasts”, “continues” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (1) the ability to consummate the transaction, (2) risks that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals for the transaction from governmental authorities or the stockholders of Newport are not obtained; (3) litigation relating to the transaction; (4) the ability of MKS to successfully integrate Newport’s operations and employees; (5) unexpected costs, charges or expenses resulting from transaction; (6) risks that the proposed transaction disrupts the current plans and operations of MKS and Newport; (7) the ability to realize anticipated synergies and cost savings; (8) competition from larger and more established companies in Newport’s markets; (9) MKS’s ability to successfully grow  Newport’s business; (10) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (11) the availability and terms of the financing to be incurred in connection with the transaction; (12) the retention of key employees; (13) legislative, regulatory and economic developments, including changing business conditions in the industries in which MKS and Newport operate and the economy in general as well as financial performance and expectations of MKS’ and Newport’s existing and prospective customers, and the other factors described in MKS’ Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent quarterly report filed with the SEC and in Newport’s Annual Report on Form 10-K for the year ended January 3, 2015 and its most recent quarterly report filed with the SEC. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  MKS and Newport disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.